Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Max P. Bowman, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. ANNOUNCES PASSING OF
COMPANY FOUNDER, FRED R. ADAMS, JR.

JACKSON, Miss. (March 30, 2020) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that Fred R. Adams, Jr., the Company’s Founder and Chairman Emeritus, died on Sunday, March 29, 2020, at the age of 88, following an extended illness.

Adams founded Adams Egg Company in 1957, which was the predecessor to Cal-Maine Foods, Inc., incorporated in 1969. He served as Chairman and Chief Executive Officer of the Company until 2012, at which time he was named Chairman Emeritus. Under his leadership, Cal-Maine Foods experienced significant growth to become the largest producer and distributor of fresh shell eggs in the United States with fiscal 2019 sales of approximately 1.039 billion dozen shell eggs, representing approximately 19 percent of domestic shell egg consumption in the United States. Adams was well respected throughout the egg industry and remained active in trade associations throughout his career. He served as a director of National Egg Company, United Egg Producers, U. S. Egg Marketers, Egg Clearinghouse, Inc. and the Mississippi Poultry Association.

Commenting on the news, Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “We deeply mourn the passing of our beloved friend, colleague, and founder. Fred Adams played a vital role in the growth and success of Cal-Maine Foods, and he was widely recognized as a visionary and passionate leader who built a company known for operational excellence and an unwavering commitment to our customers. He carried this same vision with him in all activities with the company, and he inspired everyone around him to strive for the same high standards. Fred had valued relationships with our customers and deep ties within our industry, and he was admired and respected both within our organization and throughout the markets we serve. We will continue to honor his legacy in the management of Cal-Maine Foods in the years to come. On behalf of the management team and board of directors, we extend our deepest sympathies to the entire Adams family.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.
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